BRF S.A.

Publicly-held Company

CNPJ nº. 01.838.723/0001-27

NIRE 42.300.034.240

PROPOSAL OF THE BOARD OF DIRECTORS FOR THE EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING TO BE HELD ON MAY 25, 2018

Dear Shareholders,

Further to Instruction Nº 481/2009 of the Brazilian Securities and Exchange Commission, (local acronym CVM), of December 17, 2009, (“Instruction CVM 481/09”), we hereby present the following proposal by the board of directors (“Proposal”) of BRF S.A. (“Company” or “BRF”), containing the information and documents related to the subjects to be decided at the Extraordinary General Shareholders’ Meeting of the Company, as described below, to be held on May 25, 2018, at 11:00 a.m. (“AGE”), in the Company’s headquarters, located at Rua Jorge Tzachel, 475, Bairro Fazenda, in the City of Itajaí, State of Santa Catarina.

(i)           Rectify the amount of the annual global compensation of the Board of Directors and Executive Management (“Management”) for the 2018 financial year.

Board of Directors´ Proposal. Under the terms of article 17 of the Bylaws, to approve the rectification of the annual global compensation related to the year of 2018 for the Management of the Company (“Management Compensation”), which is part of the agenda for the Ordinary and Extraordinary General Shareholders’ Meeting of the Company to be held on April 26, 2018, at 11:00 a.m. (“2018 AGOE”), in order to increase the total amount from R$ 86.6 million (in case it is approved at the 2018 AGOE) to up to R$ 92,4 million.

Such amount refers to the limit proposed for the fixed compensation (salary or management fees, direct and indirect benefits and social contributions) and benefits due to termination of the exercise of their management position, as well as a variable compensation (profit sharing) and amounts related to the Stock Option Plan and Restricted Share Plan.

The amount proposed hereunder for the Management Compensation represents an increase of 6% (six percent) vis-à-vis the Management Compensation which was submitted to the 2018 AGOE, i.e. of up to approximately R$ 86,800,000.00 (eighty-six million, eight hundred thousand reais). The chart below summarizes the Management Compensation submitted to the 2018 AGOE (2018 Proposal) and the new Management Compensation as proposed hereunder (NEW 2018 Proposal).

	NEW 2018 Proposal	2018 Proposal	Aproved 2017	Payed 2017
Board of Directors
Regular Compensation + Charges and Benefits	12.127	9.153	7.830	8.268
Compensation based in Shares	3.092	0	0	0
Total Board of Directors	15.219	9.153	7.830	8.268

Board of Officers
Regular Compensation + Charges and Benefits	46.246	46.710	44.664	31.019
Compensation based in Sbares	13.750	13.750	26.284	16.906
Profit Sharing	17.142	17.142	20.300	0
Total Board of Officers	77.137	77.602	91.248	47.925

TOTAL Board of Officers and Board of Directors	92.356	86.755	99.078	56.192

The rectification of the global Management Compensation amount hereunder is due to the proposal for a new composition of BRF’s Board of Directors at the 2018 AGOE.

Appendix I to the Proposal presents the information relative to Item 13 of the Company´s Reference Form, as required by article 12 of Instruction CVM no 481/09.

(ii)          Modify the Company’s Restricted Share Plan.

Board of Directors´ Proposal. Approve the modification of the Restricted Share Plan approved at the Ordinary and Extraordinary General Shareholders’ Meeting of April 8, 2015, as amended at the Ordinary and Extraordinary General Shareholders’ Meeting of April 26, 2017 (“Restricted Share Plan”), so as to (i) establish that members of the Board of Directors may be beneficiaries of the Restricted Share Plan, and (ii) allow that the Board of Directors establish the term according to which managers or employees who are beneficiaries of the Restricted Share Plan must remain bound to the Company in order to acquire the rights related to the restricted shares, as well as other terms related to this matter.

The chart below indicates the modifications to be implemented to the Restricted Share Plan currently in force:

Item	Atual	Proposto
3. Eligible Person

3.1 The Board of Directors may elected as Beneficiaries of Restricted Stock Beneficiaries under the Plan officers, statutory or not, and others occupying positions of Company or other companies under its control.

3.2 Members of the Board of Directors may not be elected as beneficiaries of Restricted Shares. Nevertheless, members of the Board of Directors who are also members of the board may, acting as directors, receive grants of Restricted Stocks of the Company.

3.1 The Board of Directors may elect as Beneficiaries of Restricted Shares under the Plan members of the Board of Directors, officers, statutory or not, and others occupying positions of Company or other companies under its control.

3.2 Nevertheless, members of the Board of Directors that are also officers shall only receive Restricted Shares as officers.

7. Acquisition of Rights related to the Restricted Shares

7.1. (a) The Beneficiaries remain continuously bound to the Company as manager or employee of the Company for the period between the Grant Date and the third (3rd) anniversary of the Grant Date; and

(b) a TSR is obtained by the Company to be defined by the Board of Directors in their Grant Agreements, which must be determined at the end of each anniversary of the Grant Date during the period between the Grant Date and the third (3rd) anniversary of the Grant Date.

7.1. (a) The Beneficiaries remain continuously bound to the Company as manager or employee of the Company for the period to be determimed by the Board of Directors; and

(b) a TSR is obtained by the Company to be defined by the Board of Directors in their Grant Agreements, which must be determined at the end of each anniversary of the Grant Date during the period to be defined by the Board of Directors, pursuant to item (a) above.

(iii)         Authorize that the Company enter into indemnity agreements with the current members of the Board of Directors.

Board of Directors´ Proposal. Approve the execution of indemnity agreements among: (i) the Company and the current members of the Board of Directors, i.e. , Mr. Abilio dos Santos Diniz (“Sr. Abilio Diniz”), Mrs. Flavia Buarque de Almeida (“Sra. Flávia Almeida”), Mr. Francisco Petros Oliveira Lima Papathanasiadis (“Francisco Petros”), Mr. José Carlos Reis de Magalhães Neto (“Sr. José Magalhães”), Mr. Luiz Fernando Furlan (“Luiz Furlan”), Mr. Marcos Guimarães Grasso (“Marcos Grasso”), Mr. Walter Fontana Filho (“Walter Fontana”) and Mr. Walter Malieni Jr. (“Walter Malieni”) and the (i) the Company and the members of the Board of Directors to be elected in the Ordinary and Extraordinary General Shareholders Meeting convened for 04.16.2018, in order to indemnify them against losses arising out of decisions, adverse judgments or other administrative or judicial incumbrances that may be imposed upon them as a result of the performance of acts inherent to their respective positions and that are not covered by the civil liability insurance (D&O) already retained by the Company.

Appendix II to the Proposal presents the information relative to the proposed indemnity agreements, as recommended in item 3.4.2 of Circular Letter/CVM/SEP/N.02/2018.

These are the proposals the Board would like to make and expects to be evaluated and approved by the shareholders.

* * *

The Company’s shareholders interested in accessing information or raising questions relating to the above proposals should contact the Company’s Investor Relations or Corporate Governance areas at the following phone numbers +55 (11) 2322-5991/5011/5951/4438/5355 or via e-mail: acoes@brf-br.com. All documents related to this Meeting are available to shareholders at the following sites: www.brf-global.com/ri, www.b3.com.br and www.cvm.gov.br.

São Paulo, April 25, 2018.

CONTENTS

Appendices to the Proposal of the Board of Directors to the Extraordinary General Shareholders Meeting to be held on May 25, 2018

Appendix I – Management Compensation and Fiscal Council compensation (Item 13 of the Company´s Reference Form, pursuant to Instruction CVM no 480/09, of December 7, 2009) ………………………………………………..…….……………..6

Appendix II – Indemnity Contracts to be entered into with the members of the Board of Directors (item 3.4.2 of Circular Letter/CVM/SEP/N.02/2018) ........…...63

* * *

BRF S.A.

Appendix I -  Management Compensation and Fiscal Council compensation (Item 13 of the Company´s Reference Form, pursuant to Instruction CVM no 480/09, of December 7, 2009)

13 – COMPENSATION OF THE MANAGERS

13.1 – Describe the policy or practice of compensation of the Board of Directors, of the Statutory and non-Statutory Management, of the Fiscal Council, of the Statutory Committees and of the Committees of Audit, of Risk, Financial and of Compensation, addressing the following topics:

a. Purposes of the policy or practice of compensation, informing if the policy of compensation was formally approved, body responsible for its approval, date of the approval and, if the issuer discloses the policy, places in the worldwide web where the document may be consulted.

The policy of compensation of the Company for its managers, including the members of the Board of Directors, members of the Fiscal Council and statutory and non-statutory directors, has as purpose to attract and retain the professionals that have qualification, competence and profile aligned with the characteristics and needs of the business. As well as, to adequately compensate and incentive the sustainable conduction of the business aligned with the interests of the shareholders and with the best practices of the market of management and governance. For further details on the methodology adopted, see item (b) (iii) below.

The policy of compensation in force was formally approved at the meeting of the Board of Directors held on December 18, 2014.

It is also noteworthy that, the Company has a Committee of People, Organization and Culture that, among other assignments, periodically analyses the strategy of fixed and variable compensation adopted, issuing its recommendations regarding eventual modifications to be implemented in the policy of compensation. If the referred Committee decides there is the need to modify the policy of compensation, the suggestion of modification is submitted to the evaluation, deliberation and approval of the Board of Directors.

According with the current compensation policy of the Company, the Statutory Management has variable compensation, that consists of profit sharing linked to performance targets and indicators to be achieved in the financial year. This model encourages the sharing of strategic planning and results in a coherent, transparent way that is directed at the interests of the organization, the executives themselves and the shareholders.

Some members of the Board of Directors, Statutory and non-statutory Management and the Fiscal Council may also receive amounts related to direct and indirect benefits, severance benefits, post-employment benefits and, their participation in committees.

b. Breakdown of Compensation, indicating:

i.             Description of the elements of the compensation and the objectives of each one of them

Board of Directors

All members of the Board of Directors receive fixed compensation, which is established in line with the legislation and market standards, plus reimbursement of all subsistence and transport expenses linked to the exercise of the duties for which they were elected. The Chairman of the body receives differentiated amounts from the other members in line with the function he or she performs.

When applicable, some members of the Board of Directors may also receive amounts related to direct and indirect benefits (medical and dental assistance, life insurance plan), severance benefits (clauses laid down in non-compete contract), post-employment benefits (private pension), their participation in committees and compensation based on shares.

Fiscal Council

All members of the Fiscal Council receive fixed compensation plus reimbursement of all subsistence and transport expenses linked to the exercise of the duties for which they were elected. The compensation is established at the respective general meeting approving his/her election and may not be lower, for each member in office, by ten percent of the average that is assigned to the Statutory Management, benefits and profit sharing not considered, as established in the Brazilian Corporate Law nº 6.404, of December 15, 1976 (“Law 6.406/76”).

Executive Board

Statutory and non-statutory management members receive fixed and variable compensation. The compensation policy is formulated in line with market practices and the variable compensation is linked to the achievement of pre-set targets approved at the beginning of each financial year, described as "short-term incentives."

Furthermore, the Company has a compensation plan based on shares and a restricted shares plan, both of which were approved at the Ordinary and Extraordinary General Meeting held on April 8, 2015, as well as two other compensation plans based on shares that were discontinued on March 31, 2015. The aim of these plans is to attract, retain and motivate the executives in order to create value for the Company as well as to be an important mechanism for alignment with the shareholders´ interests.

This compensation policy encourages the pursuit of results by the Executive Management and recognizes the scope and achievement of pre-defined goals, generating drivers and attention to indicators that are critical to the strategy and company results, which also corresponds to the interests of shareholders.

The Management compensation may also include amounts related to direct and indirect benefits (medical and dental assistance, life insurance plan), severance benefits (clauses laid down in non-compete contract), and post-employment benefit (private pension).

Committees

The members of the Board of Directors elected for composition of the Committee of Statutory and, the members of the Committees who are not members of the Board of Directors or of the Statutory Management of the Company receive fixed compensation for its participation.

ii.            the proportion of each element of the total compensation in relation to the last 3 financial years

The proportion of each element of the total compensation in relation to the last three financial years is shown in the following tables:

2017	Fixed compensation	Variable compensation	Post-employment benefits	Benefits on leaving position	Compensation based on shares	Total
Board of Directors	100%	-	-	-	-	100%
Fiscal Council	100%	-	-	-	-	100%
Statutory Management	47.2%	-	0.5%	17.1%	35.3%	100%
Non-Statutory Management	69.8%	-	-	-	30.2%	100%
Audit Committee	100%	-	-	-	-	100%
Finance, Governance and Sustainability Committee	100%	-	-	-	-	100%
People, Organization and Culture Committee	100%	-	-	-	-	100%
Strategy, M&A and Markets Committee	100%	-	-	-	-	100%

2016	Fixed compensation	Variable compensation	Post-employment benefits	Benefits on leaving position	Compensation based on shares	Total
Board of Directors	100%	-	-	-	-	100%
Fiscal Council	100%	-	-	-	-	100%
Statutory Management	46,9%	-	0.4%	13.7%	38.9%	100%
Non-Statutory Management	69,8%	-	-	-	30.2%	100%
Audit Committee	100%	-	-	-	-	100%
Finance, Governance and Sustainability Committee	100%	-	-	-	-	100%
People, Organization and Culture Committee	100%	-	-	-	-	100%
Strategy, M&A and Markets Committee	100%	-	-	-	-	100%

2015	Fixed compensation	Variable compensation	Post-employment benefits	Benefits on leaving position	Compensation based on shares	Total
Board of Directors	62,9%	-	-	37.3%	-	100%
Fiscal Council	100%	-	-	-	-	100%
Statutory Management	33%	15.5%	0.2%	31.8	19.5%	100%
Non-Statutory Management	35%	37.5%	-	-	27.5%	100%
Audit Committee	100%	-	-	-	-	100%
Finance, Governance and Sustainability Committee	100%	-	-	-	-	100%
People, Organization and Culture Committee	100%	-	-	-	-	100%
Strategy, M&A and Markets Committee	100%	-	-	-	-	100%

iii.           calculation and restatement methodology for each compensation element

The People, Organization and Culture Committee carries out an annual analysis of the fixed and variable compensation strategy to be adopted by the Company which is subsequently submitted for consideration, discussion and approval by the Board of Directors.

The compensation of the management (including members of the Committees) and members of the Fiscal Council is regularly compared with market practices (selection of large companies, mostly consumer goods, which have structured policies and good practices in human capital management, with good conditions of employment at all organizational levels and with a balanced compensation composition) through salary surveys conducted by specialist consultants, going beyond inflation monitoring, evaluating the need for adjustment to the compensation components.

The global compensation of the members of the Board of Directors, Fiscal Council and the Statutory Management is established by the general shareholders´ meeting, taking into consideration the points mentioned in the previous paragraph.

iv.          reasons that justify the composition of the compensation

The Company´s policy distributes the fixed compensation components in a fair way to ensure alignment with market practices and governance system.

The variable compensation aims to reach and to go beyond corporate and individual goals, which leads to the sharing of risks and results.

In terms of the post-employment direct and indirect benefits, the management is treated under the same policies that apply to the Company´s other employees.

v.            the existence of members who are not remunerated by the Issuer and the reason for this fact

In December 2017, 1 member of the Board of Directors renounced the compensation arising from the exercise of this function, for he started to accumulate positions in the Board of Directors and in the Statutory Management of the Company. For this reason, in 2017, there was 1 member of the Board of Directors that did not receive compensation paid by BRF.

In the previous years no members of the Board of Directors, Fiscal Council, Statutory and non-statutory Management who, for any reason, did not receive compensation paid by BRF. In relation to the members of the Committees, as stated in item (b) above, the participants in Committees who are not members of the Company management have received fixed compensation specifically for their participation in the Committee.

c.      key performance indicators used to determine each compensation element

In terms of fixed compensation, the Company´s approach is based on market surveys and specific performance indicators are not used.

To determine the amounts of the variable compensation of the executive management, their performance is considered by pre-established individual and collective targets, such as EBITDA, adherence to product quality standards, the budget and the indicators of people´s management.

d.      how compensation is structured to reflect the development of the performance indicators

The members of the Board of Directors, Fiscal Council and the Committees are only eligible for fixed compensation which, therefore, have no relation to performance indicators. For the statutory and non-statutory directors, in relation to the variable compensation or short-term incentives (annual), this element is entirely linked to the Company´s performance indicators (global targets) and individual performance indicators (individual targets). However, for the program participant to receive the potential amount or part (proportional), the overall EBITDA should reach a minimum amount pre-established by the Board of Directors, under penalty of no payment of any amount under this heading. If the overall targets are achieved, the participant will be liable to an assessment of the individual goals (meeting individual and areas performance indicators) in order to receive the variable compensation.

e.         how the compensation policy or practice is aligned to the Company’s short, medium and long-term interests

The practice adopted by the company for the various components of compensation is aligned with the short, medium and long-term interests to the extent that defining the components of the compensation aims to align the interests of the Company and the management. The fixed compensation is set in line with market practices, as described above, aimed at retaining the professional. The variable compensation, which represents a significant portion of the total compensation, is linked to performance indicators achievable within a year. The aim is to remunerate in line with the market but mainly in the terms of the growth of the Company since the established goals, if achieved, result in a growth rate and profitability required by shareholders.

Furthermore, the compensation plans based on shares were created to strengthen the shareholders´ expectation of creating a long-term vision and commitment in the executives, promoting the knowledge, skills and behavior necessary for the longevity of the business as well as boosting the level of attraction and retention of its main executives.

f.          existing compensation plans for subsidiaries or companies that are directly or indirectly controlled

From 2015, as a result of the election of some members of the non-statutory management to membership of the statutory management, there are amounts related to fixed and variable compensation, due to their positions held within the Company, which were provided by its subsidiaries Perdigão International, BRF Singapore Foods and BRF Global GmbH, in the total amount of R$9,984,973.98.

The amounts related to the fixed and variable compensation of the members of the Statutory Management provided by its subsidiaries in 2016 came to a total of R$ 948,642.35. The members receiving fixed and variable compensation from subsidiaries ceased being part of the Statutory Management from July 11, 2016, with the election of the Company´s new Statutory Management.

g.         existence of compensation or benefits linked to a specific corporate event, such as sale of the Company´s controlling stake

There is no compensation or benefit linked to the occurrence of any specific corporate event, such as the sale of the Company's control.

h. practices and procedures adopted by the Board of Directors to define the individual compensation of the Board of Directors and of the Executive Board, indicating:

i. the bodies and committees of the issuer who participate of the decision-making process, identifying how they participate

The individual compensation of the Board of Directors and of the Executive Board are periodically reviewed by the Committee of People, Organization and Culture with the support of the Vice president of Human Resources and of the Global CEO, discussing the general principles of the policy of compensation and recommending to the Board of Directors its adjustment or improvement.

ii. criteria and methodology used for establishment of the individual compensation, indicating if there is the use of studies for verification of the practices of the market, and, if positive, the criteria of comparison and the scope of these studies

The individual compensation of the managers (including members of the Committees) and members of the Fiscal Council is periodically compared to the practices of the market (selection of large companies, in its majority of consumer goods, that have structured policies and good practices in the management of human capital, with good conditions of work in all organizational levels and that have a balances composition of compensation), through salary research made by means of specialized consultancies, besides the monitoring of inflation of the period, evaluating the need of adjustment in the components of compensation.

iii. with what frequency and how the Board of Directors evaluates the adequacy of the policy of compensation of the Company

The Committee of People, Organization and Culture, advisory body of the Board of Directors of the Company, evaluates annually the policy and practice of compensation of the managers and employees of BRF and, if they deem necessary, submit to the Board of Directors recommendation of modification in the compensation hitherto adopted.

13.2.    Total compensation of the Board of Directors, Statutory Management and Fiscal Council

Total compensation foreseen for the current Financial Year - 31/12/2018 – Annual Amounts
	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	10.00	6.00	3.00	19.00
Total number of remunerated members	10.00	6.00	3.00	19.00
Annual fixed compensation
Salary or pro-labore	9.974.332,75	20.244.421,89	620,332.65	30.839.087,29
Benefits, direct and indirect	153.000,00	894.829,83	0.00	1.047.829,83
Participation in Committees	0.00	0.00	0.00	0.00
Others	1.999.675,75	10.006.658,99	124,066.53	12.130.401,27
Description of other fixed compensation	INSS	INSS FGTS Employee Charges Provisions of Vacation and of 13th Salary *Incidence on the fees to the Statutory Management	INSS
Variable compensation
Bonus	0.00	0.00	0.00	0.00
Profit sharing	0.00	17,141,850.00	0.00	17,141,850.00
Participation in meetings	0.00	0.00	0.00	0.00
Committees	0.00	0.00	0.00	0.00
Others	0.00	0.00	0.00	0.00
Description of other variable compensation
Post-employment	0.00	0.00	0.00	0.00
Job severance	0.00	15.099.994,77	0.00	15.099.994,77
Based on shares	3.091.200,00	13,749,625.93	0.00	16.840.825,93
Note	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.
Total compensation	15.218.208,50	77.137.381,40	744,399.19	93.099.989,09

Total compensation for the Financial Year ended on 31/12/2017 – Annual Amounts
	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	9.42	6.17	3.00	18.58
Total number of remunerated members	9.42	6.17	3.00	18.58
Annual fixed compensation
Salary or pro-labore	6,887,892.36	15,414,203.13	522,646.00	22,824,741.49
Benefits, direct and indirect	2,118.00	966,320.82	0.00	968,438.82
Participation in Committees	0.00	0.00	0.00	0.00
Others	1,377,578.44	6,219,204.96	104,529.20	7,701,312.60
Description of other fixed compensation	Burden Charges BRF (%) INSS Company 20.00	INSS FGTS Employee Benefits Provision for vacation and for 13th Salary *Incidence on fees to the Statutory Management	Burden Charges BRF (%) INSS Company 20.00
Variable compensation
Bonus	0.00	0.00	0.00	0.00
Profit sharing	0.00	0.00	0.00	0.00
Participation in meetings	0.00	0.00	0.00	0.00
Committees	0.00	0.00	0.00	0.00
Others	0.00	0.00	0.00	0.00
Description of other variable compensation

Post-employment	0.00	246,108.00	0.00	246,108.00
Job severance	0.00	8,172,667.00	0.00	8,172,667.00
Based on shares	0.00	16,906,126.98	0.00	16,906,126.98
Note	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.
Total compensation	8,267,588.80	47,924,630.89	627,175.20	56,819,394.89

Total compensation for the Financial Year ended on 31/12/2016 – Annual Amounts
	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	9.00	7.67	3.00	19.67
Total number of remunerated members	9.00	7.67	3.00	19.67
Annual fixed compensation
Salary or pro-labore	6,040,278.00	14,630,962.47	509,646.00	21,180,886.47
Benefits, direct and indirect	1,728.00	1,084,201.01	0.00	1,085,929.01
Participation in Committees	0.00	0.00	0.00	0.00
Others	1,208,055.80	4,438,709.00	101,929.20	5,748,694.00
Description of other fixed compensation	INSS	INSS FGTS Employee Benefits Provisions of Vacation and of 13th Salary *Incidence on the fees to the Statutory Management	INSS
Variable compensation
Bonus	0.00	0.00	0.00	0.00
Profit sharing	0.00	0.00	0.00	0.00
Participation in meetings	0.00	0.00	0.00	0.00
Committees	0.00	0.00	0.00	0.00
Others	0.00	0.00	0.00	0.00
Description of other variable compensation
Post-employment	0.00	168,476.00	0.00	168,476.00
Job severance	0.00	5,900,872.97	0.00	5,900,872.97
Based on shares	0.00	16,708,534.70	0.00	16,708,534.70
Note	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.
Total compensation	7,250,061.80	42,931,756.16	611,575.20	50,793,393.16

Total compensation for the Financial Year on 31/12/2015 – Annual Amounts
	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	9.25	9.00	3.00	21.25
Total number of remunerated members	9.25	9.00	3.00	21.25
Annual fixed compensation
Salary or pro-labore	6,700,570.00	15,773,815.29	513,422.00	22,987,807.29
Benefits, direct and indirect	1,941.00	1,416,439.00	0.00	1,418,380.00
Participation in Committees	0.00	0.00	0.00	0.00
Others	1,340,115.00	4,875,326.58	102,684.00	6,318,125.58
Description of other fixed compensation	INSS	INSS FGTS Employee Benefits Provisions of Vacation and of 13th Salary *Incidence on the fees to the Statutory Management	INSS
Variable compensation
Bonus	0.00	0.00	0.00	0.00
Profit sharing	0.00	10,353,615.00	0.00	10,353,615.00
Participation in meetings	0.00	0.00	0.00	0.00
Committees	0.00	0.00	0.00	0.00
Others	0.00	0.00	0.00	0.00
Description of other variable compensation
Post-employment	0.00	162,989.00	0.00	162,989.00
Job severance	4,746,166.67	21,220,374.17	0.00	25,966,540.84
Based on shares	0.00	13,023,283.04	0.00	13,023,283.04
Note	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.	The total number of members of each body corresponds to the average annual number of members of each body, checked monthly.
Total compensation	12,788,792.67	66,825,842.08	616,106.00	80,230,740.75

13.3.    Variable compensation of the Board of Directors, Statutory Management and Fiscal Council

YEAR: 2018	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	10.00	6.00	3.00	19.00
Number of remunerated members	0.00	6.00	0.00	6.00
In relation to bonus
i - Minimum amount foreseen in compensation plan	N/A	N/A	N/A	N/A
ii - Maximum amount foreseen in compensation plan	N/A	N/A	N/A	N/A
iii - Amount foreseen in the compensation plan should the established targets be achieved	N/A	N/A	N/A	N/A
In relation to profit sharing
i - Minimum amount foreseen in compensation plan	NA	0.00	NA	17,141,850.00
ii - Maximum amount foreseen in compensation plan	NA	17,141,850.00	NA	17,141,850.00
iii - Amount foreseen in the compensation plan should the established targets be achieved	NA	17,141,850.00	NA	17,141,850.00

YEAR: 2017	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	9.42	6.17	3.00	18.58
Number of remunerated members	0.00	6.17	0.00	6.17
In relation to bonus
i – Minimum amount foreseen in compensation plan	N/A	N/A	N/A	N/A
ii – Maximum amount foreseen in compensation plan	N/A	N/A	N/A	N/A
iii – Amount foreseen in the compensation plan should the established targets be achieved	N/A	N/A	N/A	N/A
iv – Amount effectively acknowledged in the result of the year	N/A	N/A	N/A	N/A
In relation to profit sharing
i – Minimum amount foreseen in compensation plan	NA	20,299,936.00	NA	20,299,936.00
ii – Maximum amount foreseen in compensation plan	NA	20,299,936.00	NA	20,299,936.00
iii – Amount foreseen in the compensation plan should the established targets be achieved	NA	20,299,936.00	NA	20,299,936.00
iv – Amount effectively acknowledged in the result of the year	NA	0.00	NA	0.00

YEAR: 2016	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	9.00	7.67	3.00	19.67
Number of remunerated members	0.00	0.00	0.00	0.00
In relation to bonus
i – Minimum amount foreseen in compensation plan	N/A	N/A	N/A	N/A
ii – Maximum amount foreseen in compensation plan	N/A	N/A	N/A	N/A
iii – Amount foreseen in the compensation plan should the established targets be achieved	N/A	N/A	N/A	N/A
iv – Amount effectively acknowledged in the result of the year	N/A	N/A	N/A	N/A
In relation to profit sharing
i – Minimum amount foreseen in compensation plan	NA	22,695,399.80	NA	22,695,399.80
ii – Maximum amount foreseen in compensation plan	NA	45,390,799.60	NA	45,390,799.60
iii – Amount foreseen in the compensation plan should the established targets be achieved	NA	22,695,399.80	NA	22,695,399.80
iv – Amount effectively acknowledged in the result of the year	NA	0.00	NA	0.00

YEAR: 2015	Board of Directors	Statutory Management	Fiscal Council	Total
Total number of members	9.25	9.00	3.00	21.25
Number of remunerated members	0.00	9.00	0.00	9.00
In relation to bonus
i – Minimum amount foreseen in compensation plan	N/A	N/A	N/A	N/A
ii – Maximum amount foreseen in compensation plan	N/A	N/A	N/A	N/A
iii – Amount foreseen in the compensation plan should the established targets be achieved	N/A	N/A	N/A	N/A
iv – Amount effectively acknowledged in the result of the year	N/A	N/A	N/A	N/A
In relation to profit sharing
i – Minimum amount foreseen in compensation plan	N/A	23,662,000.00	N/A	23,662,000.00
ii – Maximum amount foreseen in compensation plan	N/A	23,662,000.00	N/A	23,662,000.00
iii – Amount foreseen in the compensation plan should the established targets be achieved	N/A	23,662,000.00	N/A	23,662,000.00
iv – Amount effectively acknowledged in the result of the year	N/A	10.353.615,00	N/A	10.353.615,00

13.4.    Compensation plan based on shares of the Board of Directors and Statutory Management

1)    Stock Options Plan – Approved at AGM/EGM of April 8, 2015

a.    General terms and conditions

The Company´s Stock Options Purchase Plan approved by the General Shareholders Meeting held on April 8, 2015, is open to the statutory and non-statutory Directors and people holding other positions within the Company and/or its subsidiaries. Members of the Board of Directors may not be elected as beneficiaries of the options of this plan although Board members who are also members of the executive management may, in their role as directors, receive grants of options by the Company.

The instrument that refers to the Stock Options Plan is based on the concept of stock options which are granted by the Company to the executive as a right (but not an obligation) to buy company shares at pre-defined prices (strike price) and terms.

Approval of the list of participants and the number of options to be granted will be determined by the Board annually and be linked to achieving pre-defined results for the Company and the rise in value of the Company´s business. The participation of the executive in a cycle in which options are granted does not guarantee his/her participation in subsequent grants.

To determine the number of stock options in this instrument, the calculation concept is used in which, once an expected appreciation of the Company's share price has been achieved within the stipulated grace period (vesting) the gain resulting from the option will be equal to the level of the executive´s target. In this concept, the participant only reaches his/her potential gain if the shareholders´ expectations in the terms of the rise in value of the business are reached.

The participants in the Stock Options Plan must sign individual contracts with the Company to obtain the option to buy the shares, through which the participant acquires the right to buy the Company shares, a right that is personal and non-transferable.

The Board of Directors will be responsible for administering the Stock Options Plan, respecting the applicable legal requirements and the limits of the maximum dilution authorized by the shareholders´ meeting. The Board of Directors will also be responsible for setting up a special committee to advise it in running the plan.

b. Main objectives of the plan

The Stock Options Purchase Plan aims to allow the beneficiaries, subject to certain conditions, to acquire Company shares in order to: (a) encourage the expansion, success and achievement of the Company´s corporate objectives; (b) align the interests of the Company shareholders to those of the beneficiaries; (c) allow the Company or others under its control to attract and retain the beneficiaries and encourage the creation of value; and (d) share risks and gains equally between shareholders and the beneficiaries.

c. How the plan contributes to these objectives

By establishing a differentiated and competitive investment opportunity for its executives, the Company expects to align the actions of the beneficiaries of the plan to the vision of the shareholders and investors in the Company, conditioning the long-term gain of the executive to the continuation of the business and, by doing so, promoting a sustainable and committed attitude by the beneficiaries of the Stock Option Plan.

d. How the plan fits into the Company’s compensation policy

The Stock Options Plan intends to top up the compensation package of its executives, reinforcing the level of attraction and retention of its main executives, as described in item 13.1. of this Reference Form.

e. How the plan aligns the interests of the management and Company in the short, medium and long terms

The implementation of the Stock Options Plan strengthens the expectation of the Company´s shareholder and investor by creating a long-term vision and commitment in the executive, promoting the knowledge, skills and performance necessary for the continuation of the business.

The exercise of the Options granted can only occur one (1) year from the grant date representing a maximum of 1/4 of the options each year and may do so for a period of up to six years, so that the beneficiaries are committed to the continued appreciation of the Company's shares in the short, medium and long term.

f. Maximum number of shares involved

The maximum number of shares that may be the object of the stock options granted is equivalent to 2% of the total number of shares issued by the Company, corresponding to 16,249,465 shares on December 31, 2017.

g.    Maximum number of options to be granted

The maximum number of options to be granted will not exceed the maximum number of shares that may be the object of stock option grants which is equivalent to 2% of the total number of Company shares, corresponding to 16,249,465 shares on December 31, 2017.

h.    Shares acquisition terms

The Board of Directors, annually or whenever it judges convenient, will fix the strike price of each option and the payment conditions, establishing the terms and conditions of exercise of each option and impose any other conditions related to these options, provided that the strike price will never be lower than the average price at the B3 S.A. – Brasil, Bolsa, Balcão (“B3”), weighted by the trading volume, in the twenty (20) trading sessions prior to the  grant date, restated by the IPCA, or another index to be decided by the Board of Directors.

Each stock option entitles the beneficiary to acquire one share in the Company, subject to the terms and conditions set forth in the respective option contract.

The granting of stock options under the Plan is carried out by the signing of contracts granting the stock options between the Company and the beneficiaries, which will specify, without prejudice to other conditions determined by the Board: (a) the number of options granted; (b) the Company's performance goals and other terms and conditions to acquire the right to exercise the options; (c) the deadline for exercising the options; and (d) the strike price and payment terms.

The Board of Directors may make the exercise of the option dependent on certain conditions and impose restrictions on the transfer of shares acquired through the exercise of the options and may also reserve for the Company repurchase options and/or preferential rights should the beneficiary sell these same shares.

Without prejudice to what is stated above, during the period of one year from the exercise date of the option, the beneficiaries may not sell, assign and/or offer for sale the shares acquired through the exercise of options. Should the beneficiary not have the resources needed to pay for the exercise of the options, the sale of the shares needed to pay for the exercise of the options plus costs and taxes will be permitted. The number of shares subject to the restriction on selling will be calculated according to the terms and conditions established in the Plan.

The option contracts will be concluded individually with each beneficiary, and the Board of Directors may establish differentiated terms and conditions for each option contract, without needing to apply any rule of equality or analogy between the beneficiaries, even if they are in similar or identical situations.

The beneficiary who wishes to exercise the option must notify the Company in writing of his/her intention to do so and indicate the number of options he/she wishes to exercise, in line with the communication model to be disclosed by the Board of Directors at the appropriate time.

i.      Criteria to set the acquisition or strike price

The strike price of the stock options granted within the terms of the plan will be determined by the Board of Directors on the grant date and will never be lower than the average price at the B3, weighted by the trading volume, in the twenty (20) trading sessions prior to the grant date, restated by the Amplified Consumer Price Index released by the Brazilian Institute of Geography and Statistics (IBGE) or another index to be decided by the Board of Directors.

j.      Criteria for setting the option term

Without prejudice to the other terms and conditions set forth in the respective option contracts, the options will become exercisable providing the respective beneficiaries remain continuously linked as managers or employees of the Company or other companies under its control, for the period between the date the options were granted and the dates specified below, as follows:

(a)   1/4 of the options may be exercised from the first anniversary of the grant date;

(b)   1/4 of the options may be exercised from the second anniversary of the grant date;

(c)   1/4 of the options may be exercised from the third anniversary of the grant date; and

(d)   1/4 of the options may be exercised from the fourth anniversary of the grant date.

The options will be exercisable until the last working day of the calendar year in which the sixth anniversary of the grant date is completed. Options not exercised within the stipulated terms and conditions will be considered automatically terminated, without any compensation right.

The Stock Option Plan will come into force on the date of its approval by the Company's general meeting and will remain in force for an indefinite period and may be terminated at any time by decision of the general meeting. The end of the plan will not affect the effectiveness of the options still in force that were granted based on it, nor the validity of any repurchase options and/or preferential rights in case of the sale by the beneficiary of these same shares and the ban on the sale mentioned in item “h” above.

k.     Form of settlement

The shares which are the object of the options will come from the issue of new shares within the limit of the authorized capital or from shares held in treasury, as the Board of Directors decides.

l.      Restrictions on share transfers

During the period of one year from the exercise date of the option, the beneficiaries may not sell, assign and/or offer for sale the shares acquired through the exercise of options.

The Board of Directors may impose restrictions on the transfer of the shares acquired through the exercise of the options and may also reserve for the Company repurchase options and/or preferential rights should the beneficiary sell these same shares.

m.   Criteria and events that will lead to suspension, alteration or termination of the plan

The Board of Directors may decide to suspend the right to exercise the options, whenever situations that restrict or prevent the trading of shares by the beneficiaries under the prevailing law or regulations.

The Board of Directors, in the interest of the Company and its shareholders, may revise the terms of the plan, provided it does not change its basic principles. Any significant legal change regarding the regulation of corporations, public companies, in the labor legislation and/or tax effects of an options plan, may lead to a full review of the Plan.

The Stock Options Plan may be amended or terminated at any time by the general meeting of the Company.

n.    Effect of manager´s departure from the Company on his/her rights arising from the compensation plan based on shares

The rules in the Stock Options Plan covering departures from the company are as follows:

1. In the event of the beneficiary leaving the Company at his/her wish as a result of: (i) being dismissed fairly, as stated in the Consolidated Labor Laws; or (ii) being dismissed from office for violating the managerial duties and responsibilities, as laid down in articles 153 to 157 of Law 6.404/76 and its subsequent amendments; or (iii) being negligent in the exercise of the managerial responsibilities; or (iv) being convicted of intentional crimes; or (v) the beneficiary carrying out dishonest or fraudulent acts against the Company or companies under its control; or (vi) any act or omission arising from the beneficiary´s malice or fault which is harmful to the Company´s business, image or financial situation, its shareholders, or any company under its control; or (vii) significant violation of the instrument that regulates the exercise of the term of office of a statutory manager agreed by the beneficiary with the Company and/or companies under its control or any additions to this instrument or contract; or (viii) failing to comply with the Company Bylaws and/or those of companies under its control and other corporate provisions applicable to the beneficiary, as a manager, all the options already exercised or not yet exercised under the respective option contract, on the date of his/her departure, will be automatically terminated, by right, regardless of prior advice or notification, and without any right to compensation.

2. In the event of the beneficiary leaving the Company at his/her wish as a result of: (i) being dismissed without just cause or being dismissed from his/her position without any violation of the duties and responsibilities of a manager, or by the beneficiary´s own wish, resigning from the job and his/her position as manager: (i) the options not yet exercised under the respective option contract, on the date of his/her departure, will be automatically terminated, by right, regardless of prior advice or notification, and without any right to compensation; and (ii) the options already exercised in line with the respective option contract, on the date of his/her departure, may be exercised, within a period of 30 days from the departure date, after which they will be automatically terminated by right, regardless of prior advice or notification, and without any right to compensation.

3. In the event of the beneficiary leaving the Company due to retirement or permanent disability: (i) the options not yet exercised under the respective option contract, on the date of his/her departure, will be automatically terminated; and (ii) the options already exercised in line with the respective option contract, on the date of his/her departure, may be exercised, within a period of 60 days from the departure date, after which they will be  automatically terminated by right, regardless of prior advice or notification, and without any right to compensation.

4. In the event of the beneficiary leaving the Company due to death: (i) the options not yet exercised under the respective option contract, on the date of his/her departure, will become automatically exercisable and may be exercised by the beneficiary's legal heirs and successors within six months from the date of the severance, after which they will be automatically terminated, as of right, regardless of any prior warning or notification, and without any right to compensation; and (ii) the options that may be exercised within the respective option contract, on the date of his/her death, may be exercised by the beneficiary's legal heirs and successors within six months from the date of the severance, after which they will be automatically terminated, as of right, regardless of any prior warning or notification, and without any right to compensation.

2)    Restricted Shares Plan – Approved at the AGM/EGM of April 8, 2015 and amended at the AGM/EGM of April 26, 2017 (updated version in accordance with the proposal submitted to approval of the EGM to be held on May 25, 2018)

a.            General terms and conditions

The Company´s Restricted Shares Plan approved by the general shareholders´ meeting held on April 8, 2015 and amended by the general shareholders´ meeting held on April 26, 2017, and proposed to be changed in the Extraordinary General Shareholders Meeting convened for May 25, 2018 has defined as elegible the members of the Board of Directors, statutory and non-statutory officers and employees holding other positions within the Company and/or its subsidiaries. Members of the Board of Directors that are also officers shall only receive Restricted Shares as officers.

The instrument of the Restricted Shares Plan consists of granting restricted shares to the participants, in line with the proportion between the amount spent by the participant who is eligible to acquire Company shares on the B3 (parity share) and the net amount of the authorized sums, as applicable, in the year of the acquisition or to any other conditional criteria that the Board of Directors may deem appropriate. These authorized sums are deemed to be profit sharing, hiring bonus and other amounts (not including salary) authorized by the Board of Directors for investment by the beneficiary.

The number of restricted shares to be granted, when conditioned to the investment by part of the Beneficiary, will be established as follows:

(a) beneficiaries who spent from 25% to 50% of the net amount of the authorized sum will be granted the equivalent of one restricted share for every parity share; and

(b) beneficiaries who spent more than 50% limited to 100% of the net amount of the authorized sum will be granted the equivalent of one restricted share for every parity share.

The beneficiary, after acquiring the parity shares on the B3, must prove the acquisition of these parity shares by delivering the respective broker´s notes to the Company.

The Board of Directors may establish differentiated terms and conditions for each grant contract, without needing to apply any rule of equality or analogy between the beneficiaries, even if they are in similar or identical situations.

Approval of the list of participants and the number of shares to be granted will be determined by the Board annually and will be linked to achieving predefined results for the Company and the valuation of the Company´s business. The participation of the executive in a grant cycle does not guarantee their participation in subsequent grants.

Participants in the Restricted Shares Plan must sign individual contracts with the Company granting the restricted shares, through which the participant acquires the right to the Company's restricted shares, a right that is personal and not transferable.

The Board of Directors will be responsible for managing the Restricted Shares, within the applicable legal requirements and maximum dilution limits authorized by the shareholders´ meeting. It will also establish a special Committee to advise it in managing the Restricted Shares Plan.

b.            Main objectives of the plan

The Restricted Shares Plan aims to allow those who are eligible to be beneficiaries to acquire shares of the Company, in order to: (a) encourage the expansion, success and achievement of the company´s corporate objectives; (b) align the interests of shareholders of the Company and the beneficiaries; and (c) allow the Company or other companies under its control to attract and retain the beneficiaries.

c.            How the plan contributes to these objectives

By establishing a differentiated and competitive investment opportunity for its executives, the Company expects to align the actions of the participants in this long-term share plan to the vision of the shareholders and investors in the Company, conditioning the executive´s long-term gain to the continuation of business, thereby promoting a sustainable and committed attitude by the participants in this plan.

d.            How the plan is included in the Company’s compensation policy

The Restricted Shares Plan intends to top up the compensation package of its executives, reinforcing the level of alignment and retention of the Company´s main executives, as described in item 13.1 of this Reference Form.

e.            How the plan aligns the interests of the management and the Company in the short, medium and long term.

The implementation of the Restricted Shares Plan aims to strengthen the expectation of the shareholder and investor in the Company to create the vision and long-term commitment of the executive, promoting knowledge, skills and performance needed for the continuation of business.

f.             Maximum number of shares included

The maximum number of shares that may be the object of the plan is equivalent to 0.5% of the total number of shares issued by the Company, corresponding to 4,062,366 shares on December 31, 2017.

g.            Maximum number of options to be granted

The Restricted Shares Plan involves the granting of shares and not options to buy shares.

h.            Share acquisition conditions

The Board of Directors will make the granting of restricted shares acquisitions by the beneficiary, using his/her variable compensation, conditional on the terms and conditions established in the Restricted Shares Plan.

The rights of the beneficiaries in relation to the restricted shares will only be fully acquired if the following conditions are verified in a cumulative form:

(i) The beneficiaries remain continuously associated as a manager or employee of the Company for the period to be determined by the Board of Directors; and

(ii) The Company achieves the “Total Shareholder Return” - TSR (indicator of the total return to the shareholder, calculated from the price of the Company's shares on the last working day of each financial year, plus the dividends per share paid by the Company since the grant date, with the assumption that dividends will be reinvested in the Company itself). This indicator will be obtained by consulting information published by the Bloomberg news agency or, failing that, an equivalent source to be decided by the Board of Directors in their grant contracts, which will be determined at the end of each anniversary of the grant date in the period to be determined by the Board of Directors.

Once these above-mentioned conditions are satisfied, and acting within the legal requirements and applicable regulations, the Company will transfer the respective restricted shares to the beneficiary at no cost to him/her.

Furthermore, the Board of Directors may make the acquisition of rights related to the restricted shares subject to certain conditions and impose restrictions on their transfer. It may also reserve for the Company buyback options and/or preference rights should the beneficiary sell these same restricted shares.

While the restricted share rights are not fully acquired under the terms and conditions established above, the beneficiary may not engage, sell, grant or transfer, directly or indirectly, the Company shares acquired with his/her variable compensation.

i.              Criteria for setting the acquisition or strike price

The Restricted Shares Plan provides for the grant of shares and not stock options. The restricted shares will be granted without any cost to the beneficiary within the terms and conditions described above, providing the beneficiary makes the investment by acquiring parity shares.

j.              Criteria for setting the exercise period

The rights of the beneficiaries in relation to the restricted shares will only be fully acquired after the third anniversary of the grant date and if the conditions described in item “h” above are verified. The setting of the exercise period took into account market practices as well as the average period needed for the management of the beneficiaries to have an impact on the appreciation of the shares and the Company´s growth.

Furthermore, the Board of Directors may make the acquisition of rights related to the restricted shares subject to certain conditions and impose restrictions on their transfer. It may also reserve for the Company buyback options and/or preference rights should the beneficiary sell these restricted shares.

k.            Form of settlement

In order to satisfy the grant of restricted shares within the Plan, the Company may, subject to the law and applicable regulations, sell shares held in treasury through a private operation at no cost to the beneficiaries.

l.              Restriction on transfer of shares

If the restricted share rights were not fully acquired under the terms and conditions established in item “h” above, the beneficiary may not engage, sell, grant or transfer, directly or indirectly, the Company shares acquired with his/her variable compensation.

The Board of Directors may also impose restrictions on the transfer of the restricted shares and also reserve for the Company options for the repurchase and/or preference rights in cases where the beneficiary sells these restricted shares.

m.           Criteria and events that will lead to the suspension, alteration or termination of the plan

The Board of Directors may decide to suspend the right to exercise the options, whenever situations that, under the prevailing law or regulations, restrict or prevent the trading of shares by the beneficiaries.

Any significant legal change regarding the regulation of corporations, public companies, in the labor legislation and/or tax effects of a share granting plan, may lead to a full review of the Restricted Shares Plan.

The Restricted Shares Plan may be terminated at any time by a decision of the general meeting of the Company.

n.            Effects of manager´s departure from the companies on his/her rights under the stock compensation plan

The rules in the Restricted Shares Plan for departures from the company are as follows:

1. In the event of the beneficiary leaving the Company, the restricted shares that have not been fully acquired, will be automatically terminated, by right, regardless of prior advice or notification, and without any right to compensation.

2. In the event of the beneficiary leaving the Company due to death, the restricted shares not fully acquired on the date of his/her departure will have their grace period brought forward and, within the legal requirements and applicable regulations, the Company will transfer the respective restricted shares in the name of the beneficiary´s estate, or, if it has been ended, to the legal heirs and successors at no cost to them.

Regardless of the provisions in the above items, the Board of Directors may, at its sole discretion, whenever it believes that the corporate interests are better served by such a measure, not observe the rules stipulated in the above items and give a differentiated treatment to a determined beneficiary.

3)    Stock Options Purchase Plan and Additional Stock Options Purchase Plan (discontinued on March 31, 2015)

a.            general terms and conditions

The Company´s Stock Options Plan, approved by the general shareholders´ meeting held on March 31, 2010 and altered on April 24, 2012, April 9, 2013 and April 3, 2014 and discontinued on March 31, 2015, consisted of two instruments: the Stock Options Purchase Plan and the Additional Stock Options Purchase Plan. The people eligible for these plans were the statutory and non-statutory directors and others working for the Company and/or its subsidiaries.

The first instrument is based on the concept of stock options granted by the Company to the executive as a right (but not an obligation) to buy Company shares at pre-defined prices (strike price) and terms.

The second instrument, which is optional for the executive, consists of granting stock options at a proportion between the amount spent by the eligible participant to acquire Company shares on the stock market where they are traded and the net amount of the profit sharing the beneficiary received from the Company or its subsidiary, as applicable, in the year of the acquisition.

The approval of the list of participants and the number of options to be granted will be determined by the Board annually and be linked to achieving pre-defined results for the Company and the valuation of the Company´s business. The participation of the executive in a cycle in which options are granted does not guarantee their participation in subsequent grants.

To determine the number of stock options in the Plan, the calculation concept is used in which, once an expected appreciation of the Company's share price has within the stipulated grace period (vesting), the gain resulting from the option will be equal to the level of the executive´s target. In this concept, the participant only reaches his/her potential gain if the shareholders´ expectations in the terms of the appreciation of the business are reached.

In the Additional Stock Options Plan, the number of options to be granted to each participant was the result of the proportion of the amount spent by the eligible participant to acquire Company shares on the stock market, bought through broker´s orders, and the net amount of the profit sharing, hiring bonus and other amounts (not including salary) the beneficiary received from the Company or its subsidiaries, as applicable, in the year of the acquisition, in the following form:

•         beneficiaries who spent a proportional amount above or equal to 50% of the net amount of the profit sharing will be granted options equivalent to four times the number of parity shares.

•         beneficiaries who spent a proportional amount above or equal to 25% and below 50% of the net amount of the profit sharing will be granted options equivalent to twice the number of parity shares.

•         beneficiaries who spent a proportional amount below 25% of the net amount of the profit sharing will be granted options equivalent to once the number of parity shares.

The participants in the Plan signed individual contracts with the Company to obtain the option to buy the shares, through which the participant acquires the right to buy the Company shares, a right that is personal and non-transferable.

The Board of Directors will be responsible for administering the Plan, respecting the applicable legal requirements and the limits of the maximum dilution authorized by the shareholders´ meeting. The Board of Directors will also use the People, Organization and Culture Committee to advise it in running this activity.

b.            The main objectives of the plan

The Stock Options Plan and Additional Stock Options Plan were aimed at: (a) attracting, retaining and motivating the participants; (b) creating value for the company shareholders; and (c) encouraging an entrepreneurial view of the business.

c.            How the plan contributes to these goals

By establishing a differentiated and competitive investment opportunity for its executives, the Company expects to align the actions of the beneficiaries of the plan to the vision of the shareholders and investors in the Company, conditioning the long-term variable compensation of the executive to the continuation of the business and, by doing so, promoting a sustainable and committed attitude by the beneficiaries of this plan.

d.            How the plan fits into the Company´s compensation policy

The Stock Options Plan and Additional Stock Options Plan intended to top up the compensation package of its executives, reinforcing the level of attraction and retention of the Company´s main executives, as described in item 13.1 of this Reference Form.

e.            How the plan aligns the interests of the management and the Company in the short, medium and long term

The Stock Options Plan and Additional Stock Options Plan aimed to strengthen the expectation of the shareholder and the investor in the Company by creating a long-term vision and commitment in the executive, promoting the knowledge, skills and performance needed for the continuation of the business.

The exercise of the options granted within the two instruments can only occur one year from the grant date based on a maximum of 1/3 of the options each year and may do so for a period of up to five years, so that the beneficiaries are committed to the continued appreciation of the Company's shares in the short, medium and long term.

f.             Maximum number of shares included

The maximum number of shares that may be the object of the Company´s Stock Options Plan and Additional Stock Options Plan is equivalent to 2.5% of the total number of shares issued by the Company, corresponding to 21,811,831 shares on the date when they were discontinued. A total of 20,105,106 shares were included within the scope of these plans.

g.            Maximum number of options to be granted

The maximum number of options to be granted may not exceed the maximum number of shares that may be the object of stock option grants. Considered in a consolidated form, the number involved in the Stock Options Plan and Additional Stock Options Plan corresponds to 2.5% of the total number of Company shares, equivalent to 21,811,831 shares on the date when they were discontinued. The total number of options granted within the scope of these plans which were active and could be exercised within the maximum period for each came to 8,636,137 on December 31, 2015.

h.            Conditions for acquiring the shares

To acquire shares, as stated in the granting contracts, the beneficiary will respect the grace period (vesting), as described in item “j” below. Once this has been done and, if the beneficiary is interested in exercising the option, it must be done in a written notification.

Should there be no legal impediment, the Board of Directors will, at its next ordinary meeting in the month following the notification of the exercise, undertake the respective increase in the Company´s share capital, within the authorized limit, or carry out all the actions needed to authorize the private negotiation of the shares held in treasury, in such a way as to grant the participant the shares referred to in the mature exercised options.

The Company will carry out all acts necessary in order to register the shares subscribed or purchased by the participant with the financial institution responsible for the bookkeeping of the shares.

The shares purchased or subscribed to will be entitled to dividends and other income as if they had been acquired on the same date at the B3.

The option exercise, conducted under the terms of this item, will be formalized by the signing of the subscription agreement, the contract to buy and sell the shares, or any other document that may be determined by the Board of Directors and/or the financial institution responsible for the book entry of the shares, which must contain the following information: (a) the number of shares acquired or subscribed to; (b) the strike price; and (c) the method of payment.

Payment can be made by the beneficiary within five working days after registration of the shares in his/her name, with the beneficiary allowed to use the net balance of taxes on trading the shares acquired by exercising the options for the payment of the strike price.

i.              Criteria for establishing the acquisition or strike price

The strike price of the options was determined by the Board of Directors and is equivalent to the average price at the end of the trading day in the 20 previous trading sessions to the signature of the grant contract, with this rule valid for both plans.

The strike price will be restated on a monthly basis by the variation of the IPCA or any other price index chosen by the Board of Directors, from the date of granting the options to the month prior to the sending of the notification of the exercise of the options by the beneficiary.

j.              Criteria for establishing the exercise period

The setting of the exercise period took into account market practices and the average time needed for the management of the beneficiaries to bring about an appreciation of the shares and the Company´s growth.

The options granted under the Stock Options Plan and the Additional Stock Options Plan may be exercised by the participants, subject to the minimum vesting periods shown below:

(a) up to 1/3 of the total of the options may be exercised one year after signing the options or additional share options contract, as applicable;

(b) up to 2/3 of the total of the options may be exercised two years after signing the options or additional share options contract, as applicable; and

(c) all the options may be exercised three years after signing the options or additional share options contract, as applicable.

Once the time limits established above have passed, which may be extended at the sole discretion of the Board of Directors in the grant contract, the exercisable options will be considered mature options, thereby allowing the beneficiary who has acquired the right to exercise them at his/her sole discretion, subject to the maximum period of validity of the established options.

k.            Form of settlement

The shares which are the object of the options will come, as decided the Board of Directors, from the issue of new shares within the limit of the authorized capital or from shares held in treasury.

l.              Restrictions on the transfer of the shares

The shares acquired or subscribed to in line with the rules of the Stock Options Plan and the Additional Stock Option Plan and individual grants contracts are not subject to any restriction period and the beneficiary may trade them freely at any time.

m.           Criteria and events that will lead to suspension, alteration and termination of the plan

In the event of a corporate reorganization, whether by merger, consolidation or transformation of the Company, or the Company leaving the Novo Mercado segment, the Board of Directors will decide on how corporate restructuring will affect the options granted to the date of such an event date.

Furthermore, in case of changing the number of shares, either by grouping, split or bonus shares, the options and the strike price may also be adjusted at the discretion of the Board of Directors, in order to avoid any distortions and damage to the Company and/or the beneficiaries.

n.            Effects of manager´s departures from the Company on his/her rights on the stock compensation plan

According to the Stock Options Plan and the Additional Stock Options Plan, the rules for departures from the company are as follows:

1. In the event of the departure being voluntary or at the Company´s initiative without just cause, the mature options will have their validity date brought forward and must be exercised within a maximum of 30 days of notification of the departure. The options which are not yet mature will be cancelled.

2. In the event of the departure being at the Company´s initiative with just cause, all the options granted to the beneficiary, including but not limited to the mature options, will be cancelled from the notification of the departure.

3. The cancelled options, as stated in items 1 and 2 above, will have no compensation right for the beneficiary.

4. The stock option and additional option contracts will be rescinded from the date of the beneficiary´s departure, with this rescission bringing no compensation right to the beneficiary.

5. The above provisions will not apply in the event of statutory directors not re-elected to their respective positions, providing they still remain on the staff of the Company and/or its subsidiaries, in which event the option contracts or additional option contracts, as applicable, will remain in effect with the same terms and conditions.

In cases of retirement for length of service or permanent disability of the beneficiary, the mature options may be exercised within the period of validity laid down in the option contract or additional option contract, as applicable. The options which are not yet mature will automatically be considered mature options immediately exercisable within the expiry date of 60 days from the date of departure from the Company. In the event of the beneficiary's death, the options will be transferred to the heirs and/or inheritors of the beneficiary, and the mature options may be exercised within a new period of validity of 12 months from the date of the beneficiary's death.

4)    Stock Option Purchase Plan (Performance Stock Option) (discontinued on March 31, 2015)

a.            General terms and conditions

The Company´s Stock Option Purchase Plan (Performance Stock Options), approved by the general shareholders´ meeting held on April 3, 2014 and discontinued on March 31, 2015 was directed at the statutory and non-statutory directors and others working for the Company and/or its subsidiaries who were eligible.

The instrument is based on the concept of stock options (performance stock options), in which the Company grants the executive a right (but not an obligation) to buy Company shares at pre-defined prices (strike price), periods and conditions based on achieving goals.

Approval of the list of participants and the number of options to be granted will be determined by the Board annually and be linked to achieving pre-defined results for the Company, the appreciation of the Company´s business and determined corporate goals. The participation of the executive in a cycle in which options are granted does not guarantee their participation in subsequent grants.

To determine the number of stock options, the calculation concept is used in which, once an expected appreciation of the Company's share price and the corporate goals have been reached within the stipulated grace period (vesting), the gain resulting from the option will be equal to the level of the executive´s target. In this concept, the participant only reaches his/her potential gain if the shareholders´ expectations in the terms of the appreciation of the business are reached.

b.            Main objectives of the plan

The aim of the Stock Options Purchase Plan (Performance Stock Options) was to allow the beneficiaries, subject to certain conditions, to acquire Company shares to: (a) encourage the expansion, success and achievement of the Company´s social objectives; (b) align the interests of the Company shareholders to those of the beneficiaries; and (c) allow the Company or others under its control to attract and retain the beneficiaries.

c.            How the plan contributes to these objectives

By establishing a differentiated and competitive investment opportunity for its executives, the Company expects to align the actions of the beneficiaries of the plan to the vision of the shareholders and investors in the Company, conditioning the long-term variable compensation of the executive to the continuation of the business and, by doing so, promoting a sustainable and committed attitude by the beneficiaries of the plan.

d.            How the plan fits into the Company´s compensation

The Stock Options Plan (Performance Stock Options) was intended to top up the compensation package of its executives, reinforcing the level of attraction and retention of its main executives, as described in item 13.1 of this Reference Form.

e.            How the plan aligns the interests of management and the Company in the short, medium and long term

The Stock Options Plan (Performance Stock Options) aimed to strengthen the expectation of the shareholder and investor in the Company to create the long-term vision and commitment in the executive to create value and sustainable results for the Company in the short, medium and long term.

f.             Maximum number of shares included

The maximum number of shares included that may be the object of the stock options plan is equivalent to 0.5% of the total number of shares issued by the Company, corresponding to 4,362,366 shares on the date when it was discontinued. Within the scope of this plan, a total of 1,251,238 shares were granted. There are no options active from the total of the granted options within the scope of this plan on December 31, 2015.

g.            Maximum number of options to be granted

The maximum number of options to be granted may not exceed the maximum number of shares that can be the object of the stock options plan, which is equivalent to 0.5% of the total number of shares issued by the Company, corresponding to 4,362,366 shares on the date when it was discontinued.

h.            Share acquisition terms

The Board of Directors, annually or whenever it judges convenient, will fix the strike price of each option and the payment conditions, establishing the terms and conditions of exercise of each option and impose any other conditions related to these options.

Each stock option entitles the beneficiary to acquire one share of the Company, subject to the terms and conditions stated in the respective option contract.

The granting of stock options under the Stock Options Plan (Performance Stock Options) is carried out through stock option contracts between the Company and the beneficiaries, which will specify, without prejudice to other conditions determined by the Board of Directors: (a) the number of options; (B) the Company's performance goals and other terms and conditions for acquiring the right to exercise the options; (c) the deadline for exercising the options; and (d) the strike price and payment terms.

The Board of Directors, may make the exercise of option subject to certain conditions, as well as impose lock-up periods for trading part of the shares and other restrictions on the transfer of shares acquired through the exercise of the options, and can also reserve for the Company repurchase options and/or preferential rights should the beneficiary sell these same shares.

The option contracts will be agreed individually with each beneficiary and the Board of Directors may establish differentiated terms and conditions for each option contract, without needing to apply any rule of equality or analogy between the beneficiaries, even if they are in similar or identical situations.

The beneficiary who wishes to exercise the option must notify the Company in writing of his/her intention to do so and indicate the number of options he/she wishes to exercise, in line with the communication model to be disclosed by the Board of Directors.

i.              Criteria for setting the acquisition or exercise price

The exercise price of the purchase options granted under the plan will be determined by the Board of Directors on the grant date, provided that it will never be less than the average price of the Company's shares on the B3, weighted by the trading volume, in the 20 trading sessions prior to the grant date, restated according to the index chosen by the Board of Directors.

j.              Criteria for setting the exercising period

The setting of the exercise period took into account market practices and the average time needed for the beneficiaries´ management to bring about an appreciation of the shares and the Company´s growth

Without prejudice to other terms and conditions established in the respective option contracts, the options will become exercisable after a vesting period of at least 18 months and a maximum of 24 months from the grant date, at the choice of the Board of Directors.

The options will be exercisable until the last business day of the calendar year in which the 4th anniversary of the grant date is completed. Options not exercised within the stipulated terms and conditions will be considered automatically terminated, without any right to compensation.

k.            Form of settlement

The shares which are the object of the options will come, as decided the Board of Directors, from the issue of new shares within the limit of the authorized capital or from shares held in treasury.

l.              Restrictions on transfer of shares

The Board of Directors may make the exercise of the option subject to certain conditions, as well as impose lock-up periods for trading part of the shares and other restrictions on the transfer of shares acquired through the exercise of the options and can also reserve for the Company repurchase options and/or preferential rights should the beneficiary sell these shares.

m.           Criteria and events that will lead to the suspension, alteration or termination of the plan

The Board of Directors may decide to suspend the right to exercise the options, whenever situations that, under the law or regulations, restrict or prevent the trading of shares by the beneficiaries.

The Board of Directors, acting in the interest of the Company and its shareholders, may revise the terms of the plan, provided it does not change its basic principles. Any significant legal change regarding the regulation of corporations, public companies, in the labor legislation and/or tax effects of an options plan, may lead to a full review of the plan.

The plan may be terminated at any time by the general meeting of the Company shareholders.

n.            Effects of manager´s departure from the companies on his/her rights under the stock compensation plan

The rules in the Stock Options Purchase Plan (Performance Stock Options) covering departures from the company are as follows:

1. In the event of the beneficiary leaving the Company at its wish through dismissal with just cause or removal from his/her position for violating the managerial duties and responsibilities, all the options already exercised or not yet exercised under the respective option contract, on the date of his/her departure, will be automatically terminated, by right, regardless of prior advice or notification, and without any right to compensation.

2. In the event of the beneficiary leaving the Company at its wish as a result of being dismissed without just cause or being dismissed from his/her position without any violation of the duties and responsibilities of a manager, or by the beneficiary´s own wish, resigning from the job and his/her position as manager: (i) the options not yet exercised under the respective option contract, on the date of his/her departure, will become exercisable in proportion to the grace period in which the beneficiary had worked for the Company provided the conditions laid down in the respective option contract are satisfied and may be exercised within a period of 30 days from the departure date, after which they will be automatically terminated by right, regardless of prior advice or notification, and without any right to compensation; and (ii) the options that are exercisable in line with the respective option contract, on the date of his/her departure, may be exercised, within a period of 30 days from the departure date, after which they will be  automatically terminated by right, regardless of prior advice or notification, and without any right to compensation.

3. In the event of the beneficiary leaving the Company due to retirement or permanent disability: (i) the options not yet exercised under the respective option contract, on the date of his/her departure, will become exercisable in proportion to the grace period in which the beneficiary had worked for the Company provided the conditions laid down in the respective option contract are satisfied and may be exercised within a period of 60 days from the departure date, after which they will be automatically terminated by right, regardless of prior advice or notification, and without any right to compensation; and (ii) the options already exercised in line with the respective option contract, on the date of his/her departure, will remain valid and may be exercised within the terms of the plan and respective option contract.

4. In the event of the beneficiary leaving the Company due to death: (i) the options not yet exercised under the respective option contract, on the date of his/her departure, will become exercisable in proportion to the grace period in which the beneficiary had worked for the Company provided the conditions laid down in the respective option contract are satisfied and may be exercised within a period of 12 months from the date of the end of the grace period, after which they will be automatically terminated by right, regardless of prior advice or notification, and without any right to compensation; and (ii) the options that are exercisable in line with the respective option contract, on the date of his/her death, may be exercised, within a period of 12 months from the departure date by the beneficiary´s legal heirs and successors, after which they will be  automatically terminated by right, regardless of prior advice or notification, and without any right to compensation.

13.5 Compensation based on shares of the Board of Directors and Statutory Management

On December 31, 2017, the members of the Company´s Board of Directors were not entitled to compensation based on shares.

In relation to the Restricted Stock Options, approved at the AGM/EGM of April 8, 2015 there is no granting of a buy option but, in fact, the transfer of Company shares through an investment by the beneficiary in parity shares and/or the compliance with set conditions described in item 13.4 above.

YEAR: 2017		Statutory Management
b. total number of members	10.67	9.5	7.58	7.58	7.67	7.67	6.17	6.17	6.17
c. number of remunerated members	10.67	10.00	6.00	7.00	6.00	6.00	6.17	6.17	6.17
d. In relation to every grant of options to buy shares	Grant 2012	Grant 2013	Grant 2014	Grant 2014 II	Grant 2016 I	Grant 2016 II	Grant 2017 - Extra	Restricted Shares 2017	Grant 2017 – Extra II
i - grant date	02/05/2012	02/05/2013	04/04/2014	18/12/2014	28/04/2016	31/05/2016	30/03/2017	31/08/2017	01/12/2017
ii – number of options granted	1,032,710	855,154	511,744	2,226,270	3,200,000	693,860	150,000	187,333	290,771
iii – period for the options to become exercisable	2013 – 1/3 of the options 2014 – 2/3 of the options 2015 – 3/3 of the options	2014 – 1/3 of the options 2015 – 2/3 of the options 2016 – 3/3 of the options	2015 – 1/3 of the options 2016 – 2/3 of the options 2017 – 3/3 of the options	2015 – 1/3 of the options 2016 – 2/3 of the options 2017 – 3/3 of the options	2017 - 1/4 of the options 2018 - 2/4 of the options 2019 - 3/4 of the options 2020 - 4/4 of the options	2017 - 1/4 of the options 2018 - 2/4 of the options 2019 - 3/4 of the options 2020 - 4/4 of the options	2018 - 1/4 of the options 2019 - 2/4 of the options 2020 - 3/4 of the options 2021 - 4/4 of the options	2018 - 30% of the shares 2019 - 70% of the shares	2018 - 1/4 of the options 2019 - 2/4 of the options 2020 - 3/4 of the options 2021 - 4/4 of the options
iv – maximum period to exercise the options	01/05/2017	01/05/2018	03/04/2019	17/12/2019	28/04/2022	31/05/2022	30/03/2023	N/A	01/12/2023
v – restricted period for transfer of shares	N/A	N/A	N/A	N/A	1 year	1 year	1 year	N/A	1 year
vi – average weighted price of the exercise of each one of the following groups of shares
Open at the start of the financial year	48.14	60.60	54.49	75.27	57.65	47.68	N/A	Not applicable	N/A
Lost during the financial year	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Exercised during the financial year	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Expired during the financial year	48.58	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
e. fair value of the options on the grant date (in Reais)	7.82	11.88	12.56	14.58	9.21	10.97	9.45	41.85	7.91
f. potential dilution in case all the options granted are exercised	0.12%	0.08%	0.06%	0.26%	0.39%	0.09%	0.02%	0.02%	0.04%

YEAR: 2016	Statutory Management
b. total number of members	10.67	9.5	7.58	7.58	7.67	7.67
c. number of remunerated members	10.67	10.00	6.00	7.00	6.00	6.00
d. In relation to every grant of options to buy shares	Granted 2012	Granted 2013	Granted 2014	Granted 2014 II	Granted 2016 I	Granted 2016 II
i – grant date	02/05/2012	02/05/2013	04/04/2014	18/12/2014	28/04/2016	31/05/2016
ii – number of options granted	1,032,710	855,154	511,744	2,226,270	3,200,000	693,860
iii – period for the options to become exercisable	2013 – 1/3 of the options 2014 – 2/3 of the options 2015 – 3/3 of the options	2014 – 1/3 of the options 2015 – 2/3 of the options 2016 – 3/3 of the options	2015 – 1/3 of the options 2016 – 2/3 of the options 2017 – 3/3 of the options	2015 – 1/3 of the options 2016 – 2/3 of the options 2017 – 3/3 of the options	2017 - 1/4 of the options 2018 - 2/4 of the options 2019 - 3/4 of the options 2020 - 4/4 of the options	2017 - 1/4 of the options 2018 - 2/4 of the options 2019 - 3/4 of the options 2020 - 4/4 of the options
iv – maximum period to exercise the options	01/05/2017	01/05/2018	03/04/2019	17/12/2019	28/04/2022	31/05/2022
v – restricted period for transfer of shares	N/A	N/A	N/A	N/A	N/A	N/A
vi – average weighted price of the exercise of each one of the following groups of options
Open at the start of the financial year	40.92	51.52	46.01	63.99	N/A	N/A
Lost during the financial year	N/A	N/A	N/A	N/A	N/A	N/A
Exercised during the financial year	43.29	54.41	48.85	N/A	N/A	N/A
Expired during the financial year	N/A	N/A	N/A	N/A	N/A	N/A
e. fair value of the options on the grant date (in Reais)	7.82	11.88	12.56	14.58	9.21	10.97
f. potential dilution in case all the options granted are exercised	0.12%	0.08%	0.06%	0.26%	0.39%	0.09%

(*) The grant related to the year of 2015, was canceled by the Board of Directors on 03/29/16

YEAR: 2015	Statutory Management
b. total number of members	10.67	9.5	7.58	7.58	9.00
c. number of remunerated members	10.67	10.00	6.00	7.00	9.00
d. In relation to every grant of options to buy shares	Granted 2012	Granted 2013	Granted 2014	Granted 2014 II	Granted 2015
i – grant date	02/05/2012	02/05/2013	04/04/2014	18/12/2014	17/12/2015
ii – number of options granted	1,032,710	855,154	511,744	2,226,270	4,350,000
iii – period for the options to become exercisable	2013 – 1/3 of the options 2014 – 2/3 of the options 2015 – 3/3 of the options	2014 – 1/3 of the options 2015 – 2/3 of the options 2016 – 3/3 of the options	2015 – 1/3 of the options 2016 – 2/3 of the options 2017 – 3/3 of the options	2015 – 1/3 of the options 2016 – 2/3 of the options 2017 – 3/3 of the options	2016 - 1/4 of the options 2017 - 2/4 of the options 2018 - 3/4 of the options 2019 - 4/4 of the options"
iv – maximum period to exercise the options	01/05/2017	01/05/2018	03/04/2019	17/12/2019	17/12/2021
v – restricted period for transfer of shares	N/A	N/A	N/A	N/A	N/A
vi – average weighted price of the exercise of each one of the following groups of options
Open at the start of the financial year	40.92	51.52	46.01	63.99	N/A
Lost during the financial year	N/A	N/A	N/A	N/A	N/A
Exercised during the financial year	43.29	54.41	48.85	N/A	N/A
Expired during the financial year	N/A	N/A	N/A	N/A	N/A
e. fair value of the options on the grant date (in Reais)	7.82	11.88	12.56	14.58	17.31
f. potential dilution in case all the options granted are exercised	0.12%	0.08%	0.06%	0.26%	0.5%

13.6 - Open options

On December 31, 2017, the members of the Company´s Board of Directors are not entitled to compensation based on shares.

In relation to the Restricted Stock Options Plan, there is no granting of a buy option but, in fact, the transfer of Company shares through an investment by the beneficiary in parity shares and/or the compliance with set conditions described in item 13.4 above.

2017	Statutory Management
Year granted	2012 (*) Grant expired	2013	2014	2014 II	2016	2016 I	2017 Extra	Restricted Shares 2017	2017 Extra II
b. total number of members	10.67	9.5	7.58	7.58	7.67	7.67	6.17	6.17	6.17
c. number of remunerated members	2.00	2.00	6.00	7.00	6.00	6.00	6.17	6.17	6.17
d. In relation to the options not yet exercisable
i – number	-	-	-	-	2,400,000	520,395	150,000	187,333	290,771
ii – date on which they become exercisable	-	-	-	-	800,000 in 28/04/2018 800,000 in 28/04/2019 800,000 in 28/04/2020	173,465 in 31/05/2018 173,465 in 31/05/2019 173,465 in 31/05/2020	37,500 in 30/03/2018 37,500 in 30/03/2019 37,500 in 30/03/2020 37,500 in 30/03/2021	2018 - 30% of the shares 2019 - 70% of the shares	72,692 in 01/12/2018 72,693 in 01/12/2019 72,693 in 01/12/2020 72,693 in 01/12/2021
iii – maximum period to exercise options	02/05/2017	02/05/2018	04/04/2019	18/12/2019	28/04/2022	31/05/2022	30/03/2023	N/A	01/12/2023
iv – restricted period for transfer of shares	None	None	None	None	1 year	1 year	1 year	N/A	1 year
v – average weighted price of the exercise	48.58	61.53	55.32	76.41	58.53	48.41	38.75	Not applicable	41.87
vi – fair value of the options on the last day financial year[1]	7.82	11.88	12.56	14.58	9.21	10.97	9.21	Not applicable	10.97
d. in relation to exercisable options[1]
i – number	-	14,214	282,077	1,449,717	800,000	173,465	-	-	-
ii – maximum period to exercise options	02/05/2017	02/05/2018	04/04/2019	18/12/2019	28/04/2022	31/05/2022	30/03/2023	-	01/12/2023
iii – restricted period for transfer of shares	None	None	None	None	1 year	1 year	1 year	-	1 year
iv – average weighted price of the exercise²	48.58	61.53	55.32	76.41	58.53	48.41	N/A	-	N/A
v – fair value of the options on the last day financial year[3]	7.82	11.88	12.56	14.58	9.21	10.97	9.45	-	7.91
vi – fair price of all the options on the last day of the financial year	-	R$ 168,862.32	R$ 3,542,887.12	R$ 21,136,873.86	R$ 7,368,000.00	R$ 1,902,911.05	N/A	-	N/A

13.7 Options exercised and shares delivered relative to the share-based compensation of the Board of Directors and the Statutory Management

On December 31, 2017, the members of the Company´s Board of Directors were not entitled to compensation based on shares.

In relation to the Restricted Stock Options Plan, there is no exercise of a buy option but, in fact, the transfer of Company shares given the compliance with set conditions described in item 13.4 above. No Company shares were delivered within the scope of this plan in 2015.

In 2016 and 2017, no options were exercised by members of the Statutory Management and there were no deliveries of shares to the Statutory Management.

Options exercised – Financial year ended on 31/12/2015	Statutory Management
Total number of members	9.00
Number of remunerated members	3.00
Options exercised
Number of shares	369,617
Average weighted price in the year (in Reais)	46.27
Total value of the difference between the exercise value and the market value of the options exercised	8,565,917.40
Shares delivered
Number of shares	N/A
Average weighted price of acquisition	N/A
Difference between the exercise value and the market value of the options acquired	N/A

13.8 - Information needed to understand the figures presented in items 13.5 to 13.7 – Pricing method used for the shares and options

a.    Pricing model

The Black-Scholes-Merton model was used to price the Options under the Company´s Stock Options Plan.

b.    Data and assumptions used in the pricing model, including the average weighted price of the shares, strike price, expected volatility, option term, expected dividends and risk-free rate of return

As the figures related to the grants cycle are related to options granted to the date of the creation of this Reference Form, the following assumptions for the pricing of target options of the Company´s Stock Options Purchase Plan were used:

✓  Share price: the closing price in the trading session prior to the date the option was granted (B3 - ticker BRFS3);

✓    Strike price: Result of the average closing price (B3– ticker BRFS3) of the last 20 trading sessions prior to the grant date of the options, restated by the IPCA index;

✓    Term of option: The options granted within the Stock Options Plan may be exercised by the participants, within the minimum vesting periods established below:

1)    Under the present Stock Options Plan, approved at the AGM/EGM of 08/04/15: (a) up to 1/4 of the total options may be exercised one year after the signing of the grant contract; (b) up to 2/4 of the total options may be exercised two years after the signing of the grant contract; (c) up to 3/4 of the total options may be exercised three years after the signing of the grant contract; (d) all the options may be exercised four years after the signing of the grant contract; and (e) the maximum period is six years after the grant to exercise the options;

2)    Under the Stock Options Plan and the Additional Stock Options Plan discontinued on March 31, 2015: (a) up to 1/3 of the total options may be exercised one year after the signing of the grant contract; (b) up to 2/3 of the total options may be exercised two years after the signing of the grant contract; (c) all the options may be exercised three years after the signing of the grant contract; and (e) the maximum period is five years after the grant to exercise the option;

3)    Under the Stock Options Plan (Performance Stock Options) discontinued on March 31, 2015: the options will become exercisable after a minimum vesting period of 18 months and maximum of 24 months from the grant date, as defined by the Board of Directors;

✓  Risk-free Rate of Return: The risk-free rate of return of choice is the NTN-B (Brazilian Treasury Note) available on the date of pricing and with the same maturity as the options;

✓    Dividend rate: considered to be the Company´s historic dividends payment over the last two years; and

✓    Volatility of nominal shares issued by the Company: The Company uses the weighted volatility of its nominal shares to set the volatility rate.

There is no pricing model for the Restricted Option Plan approved at the AGM/EGM of April 08, 2015 and amended at the AGM/EGM of April 26, 2017.

c.    Method used and assumptions adopted to incorporate the expected effects of the advance exercise

According to the pricing methodology of the target options (Black-Scholes-Merton) and the features of the Company´s Stock Options Plan, no assumptions were used to incorporate the effects of advance exercises.

d.    Way of determining the expected volatility

The Company uses the historic performance of its nominal shares to set the volatility rate.

e.    Any other option feature that may have been included in the assessment of fair value.

Not applicable.

13.9 The number of shares or quotas directly or indirectly held in Brazil or abroad, and other securities convertible into shares or quotas issued by the Company, its direct or indirect parent companies, subsidiaries or companies under common control, by members of the Board of Directors, the Statutory Management or Fiscal Council, grouped by body

The participations in shares, quotas and other convertible securities held by the Board of Directors, management and fiscal counsellors, grouped by body, on the closing date of the last financial year, are shown below:

	Common Shares Issued by the Company	ADRs linked to Common Shares Issued by the Company
Board of Directors	41,200,470	30,750
Executive Management	157,546	0
Fiscal Council	0	0

13.10 Information on pension plans granted to members of the Board of Directors and Statutory Directors

2017	Board of Directors	Statutory Management
b. total number of members	9.42	6.17	6.17	6.17
c. number of remunerated members	0.00	2.00	5.00	1.00
d. name of plan	N/A	Plano II de Previdência Brasil Foods (closed for new members)	Plano III de Previdência Brasil Foods (open for new additions)	Plano de Benefícios FAF (closed for new members)
e. number of administrators who meet the conditions to retire¹	N/A	0.00	0.00	0.00
f. conditions for early retirement	N/A	- 55 years of age completed; - 3 years of accredited service (participation in plan); - End of employment link with Employer	- 55 years of age completed; - 3 years of accredited service (participation in plan); - End of employment link with Employer	- Completed 10 years of contribution to the plan - To be entitled to the pension benefit for the time of the contribution under the Official Pension System - End of employment link with Employer
g. updated amount of the accumulated contributions in the pension plan to the close of the last financial year, excluding the installment relative to contributions made directly by the managers²	N/A			N/A³
h. total amount of the accumulated contributions in the pension plan to the close of the last financial year, excluding the installment relative to contributions made directly by the managers	N/A			R$ 0.00
i. if and under what conditions early redemption can be made	N/A	No early redemption is foreseen, except at the end of the employment link.	No early redemption is foreseen, except at the end of the employment link.	No early redemption is foreseen, except at the end of the employment link.

_____________________________

¹ Fulfill the conditions but they need to end the employment link.

²Total amount of the employer´s contributions (since joining the Plan) plus the return.

³The FAF Benefits Plan (Plano de Benefícios FAF) is structured as a defined benefit model which is characterized by a mutual approach. As a result, the contributions to the plan, by the employers and participants, become part of the assured mathematical provisions of the benefits offered to its participants, without individualization.

13.11 Maximum, minimum and average compensation:

	Statutory Management			Board of Directors			Fiscal Council
	31/12/2017	31/12/2016	31/12/2015	31/12/2017	31/12/2016	31/12/2015	31/12/2017	31/12/2016	31/12/2015
Nº of members	6.17	7.67	9.00	9.42	9.00	9.25	3.00	3.00	3.00
Nº of remunerated members	6.17	7.67	9.00	9.42	9.00	9.25	3.00	3.00	3.00
Amount of highest compensation (in Reais)	2,640,000.00	4,430,709.40	11,548,000.00	1,472,400.00	1,472,400.00	1,472,400.00	197,646.00	197,646.00	360,000.00
Amount of lowest compensation (in Reais)	1,330,000.00	1,260,000.00	4,200,000.00	480,000.00	480,000.00	480,000.00	117,000.00	156,000.00	117,000.00
Average compensation (in Reais)	7,771,561.77	5,599,794.28	7,425,093.56	877,974.03	805,562.42	1,346,188.70	209,058.40	169,882.00	205,368.67

Notes

Statutory Management
31/12/2017

For the higher or lower individual compensation, the members who had exercised the position for less than 12 months were excluded

For the average compensation, all the Board members were considered even if they have served as in a period lower than 12 months

31/12/2016

For all the bodies, the member with the highest individual compensation exercised the position for 12 months

For the lowest individual compensation, the members who had exercised the position for less than 12 months were excluded

31/12/2015

For all the bodies, the member with the highest individual compensation exercised the position for 12 months

For the lowest individual compensation, the members who had exercised the position for less than 12 months were excluded

Board of Directors
31/12/2017

For all the bodies, the member with the highest individual compensation exercised the position for 12 months

For the lowest individual compensation, the members who had exercised the position for less than 12 months were excluded

31/12/2016

For all the bodies, the member with the highest individual compensation exercised the position for 12 months

For the lowest individual compensation, the members who had exercised the position for less than 12 months were excluded

31/12/2015

For all the bodies, the member with the highest individual compensation exercised the position for 12 months

For the lowest individual compensation, the members who had exercised the position for less than 12 months were excluded

Fiscal Council
31/12/2017

For all the bodies, the member with the highest individual compensation exercised the position for 12 months

For the lowest individual compensation, the members who had exercised the position for 9 months

31/12/2016

For the Fiscal Council, the member with the highest individual compensation exercised the position for 12 months

For the Fiscal Council, the member with the lowest individual compensation exercised the position for 12 months

31/12/2015

For all the bodies, the member with the highest individual compensation exercised the position for 9 months

For the lowest individual compensation, the members who had exercised the position for less than 9 months were excluded

13.12 - Mechanisms of compensation or compensation for managers in the event of severance or retirement

The Company does not have an institutionalized policy that determines the payment of indemnification to the managers due to dismissal or retirement. Notwithstanding, the contractual arrangements in force executed with certain directors provide the payment of indemnification to the manager, for the term of 3 (three) years counted from the end of the relation with the Company, as a form to compensate for the prohibition of the practice of acts considered as competitive to the Company. Such mechanism has as purpose to reduce the financial impacts of the manager due to the limitations applied in his professional field, in reason to the execution of the agreement. If the indemnification becomes due, there will be no relevant financial impacts for the Company.

13.13 - Percentage of total compensation held by managers and members of the fiscal council who are related parties to the controllers

There was no percentage over the last three financial years of the total compensation of each body recognized in the result of related parties to the controllers, directly or indirectly, as the Company's control is diffuse and therefore it has no direct or indirect controllers.

13.14 - Compensation of managers and members of the fiscal council, grouped by body, received for any reason other than their corporate function

There was no amount over the last three fiscal years recognized in the result as compensation for members of the Board of Directors, the Statutory Management or Fiscal Council for any reason other than their corporate function, such as, for example, commissions and advisory or consultancy services provided.

13.15 - Compensation of managers and members of the Fiscal Council recognized in the controller´s results, directly or indirectly, of companies under common control and subsidiaries of the Company:

In the years of 2015 and 2017, no amount was recognized in the controller´s results, directly or indirectly, of companies under common control and subsidiaries of the Company, as compensation for the members of the Board of Directors, the Statutory Management or the Fiscal Council of the Company. In the financial year ended on December 31, 2016, certain amounts paid for the corporate function were recognized in the result of the subsidiaries, as shown below:

YEAR: 2016 – Annual Amounts in R$	Board of Directors	Statutory Management	Fiscal Council	Total
Controlled directly and indirectly	-		-	-
Controlled by the Company	-	948,642.35	-	948,642.35
Companies under common control	-		-	-

13.16 - Other relevant information

There is no other information the Company regards as relevant to this Section 13 of the Reference Form.

BRF S.A.

Appendix II – Indemnity Contracts to be entered into with the members of the Board of Directors (item 3.4.2 of Circular Letter/CVM/SEP/N.02/2018)

a) why has the management preferred to propose the entering into of an indemnity agreement as opposed to the retention of civil liability insurance with similar coverage;

The proposal for an indemnity agreement is intended to indemnify current and future members of the Board of Directors of BRF SA ("Company") ("Guaranteed Person") for possible losses arising from decisions, convictions or other administrative or judicial constraints imposed on them due of the exercise of the functions inherent to their respective positions, which are not covered by the civil liability insurance already contracted by the Company. That is, the proposed indemnity agreement sets up an additional guarantee for the coverage of the civil liability insurance. In addition, in the clauses of the proposed agreement, the Company expressly undertakes to contract referred civil liability insurance.

b) the amount quoted for civil liability insurance premium which would provide similar coverage to the proposed indemnity agreement;

Currently, the Company has contracted civil liability insurance with Zurich Minas Brasil Seguros S.A., with a premium insurance in the total net amount of US$ 646,480.00 (six hundred and forty-six thousand, four hundred and eighty US dollars) and covering the total amount up to US$ 100,000,000.00 (one hundred million US dollars), corresponding to the maximum indemnity limit.

c) if the guarantee offered by the indemnity agreement will include the payment or the reimbursement of indemnities that statutory officers and directors may be obliged to pay whenever held liable for damages caused to third parties or to the company as a consequence of illegal willful acts or any other illegal acts committed before the entering into of the indemnity agreement;

The proposed indemnity agreement expressly excludes from its coverage the losses determined by the Guaranteed due of willful misconduct or bad faith, regardless of whether such acts were executed before or after the conclusion of the indemnity agreement.

d) if the guarantee offered by the indemnity agreement will include the payment or the reimbursement of fines arising out of adverse criminal decisions or administrative procedures or monetary obligations stipulated under settlement agreements for the dismissal of administrative procedures borne by statutory officers and directors;

The proposed indemnity agreement provides for coverage of any losses arising from the participation of Guaranteed (i) in ongoing or future legal proceedings in Brazil or abroad, which entail the blocking of assets or any other species of constriction to the assets of the Guaranteed; (ii) in legal or administrative proceedings, current or future, in which penalties or any type of sanctions are established, except for the exclusion of coverage of losses ascertained by the Guaranteed due to willful misconduct or bad faith. Furthermore, the proposed indemnity agreement establishes the coverage of losses related to the execution of any kind of agreement in the context of proceedings initiated against the Guaranteed.

e) in case the answer to any previous question was ‘yes’, why the indemnity agreement would be in the company’s best interest;

Considering that the proposal for the indeminity agreement expressly excludes that the guarantee in case of acts practiced with bad faith or willful misconduct, the coverage for the cases in which the Guaranteed Person suffer losses due to judicial and administrative procedures consists fair indemnification, as the penalty applied to the Guaranteed Person derived from acts performed under its ternure as board member, without the intent to harm the Company or third parties.

By guaranting fair indemnification to the members of the Board of Directors of the Company, the proposal for the execution of an indeminity agreement is in line wih the Company’s interest to attract and maintain qualified profissionals in the higher ranks of its administration.

f) the main clauses contained in the indemnity agreement, including the global or annual limit of coverage extended to the beneficiaries, whenever applicable, as well as the coverage period under said agreement;

According to the Board of Directors’ request, the indemnity agreement (i) has no coverage limitation; (ii) provides for a guarantee which coverage comprisesall the period during which the board member remains as such; and (iii) shall be executed for an indetermined period and shall remain valid even after the Guaranteed Person leaves the Board of Directors of the Company.

g) which company body will be responsible for determining the payment or reimbursement to which statutory officers and directors may be entitled under the indemnity agreement, and how such body will deal with conflicts of interest regarding said decision.

The Board of Directors will be the competent body to determine the payment or reimbursement, provided that, whenever the board member is also the beneficiary of the guarantee, such board member shall abstain from voting, as well as other members of the Board of Directors who also benefit from the guaranty and that are involved in the same demand that gave rise to the indemnification request

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